Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-233718 and 333-261944 of our report dated April 14, 2025, with respect to the consolidated financial statements of Emmaus Life Sciences, Inc. as of and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Costa Mesa, CA

March 30, 2026